Exhibit 21.1

LIST OF SUBSIDIARIES

The direct and indirect subsidiaries of SunLink Health Systems, Inc. are listed below:

Name of Subsidiary
Medcare Services, Inc.
SunLink ScriptsRx, LLC
Medcare South, LLC
SunLink Pharmacy Management, LLC
KRUG International (UK) Limited
HealthMont LLC
Bradley International Holdings Limited
Klippan S.A.R.L.
Klippan GmbH
Dexter Hospital LLC
Southern Health Corporation of Houston, Inc.
Southern Health Corporation of Ellijay, Inc.
Southern Health Corporation of Dahlonega, Inc.
HealthMont of Georgia Inc.
HealthMont of Missouri, LLC
Carmichael’s Cashway Pharmacy, Inc.
Carmichael’s Nutritional Distributor, Inc.
Breath of Life Home Health Equipment
HomeTown Health LLC
Southeastern Healthcare Alliance, Inc.
Central Alabama Medical Associates, LLC
Castlemark Properties, LLC
SunLink Healthcare Professional Property, LLC